UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 19, 2006

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 19, 2006, management of Cabot Corporation ("Cabot" or the "Company") committed Cabot to a number of cost reduction initiatives that include the termination of employees under a plan of termination described in paragraph 8 of FASB Statement of Financial Accounting Standards No. 146 Accounting for Costs Associated with Exit or Disposal Activities, under which material charges will be incurred under generally accepted accounting principles applicable to Cabot. These initiatives, some of which are subject to certain local procedures, include streamlining the Company’s sales, manufacturing, technical service and certain functional groups by eliminating approximately 130 positions. Subject to completion of the necessary local legal requirements, implementation will begin immediately and conclude during the course of fiscal year 2007. The Company is undertaking these initiatives principally to reduce the fundamental cost structure of the carbon black product lines and strengthen the Company’s financial health in light of the continued volatility of feedstock and utility costs.

The Company expects these actions to result in a charge to earnings of approximately $15 million pre-tax, approximately $8 million of which is expected to be recorded in the fourth quarter of fiscal 2006 and the remainder in fiscal 2007. Most of the charge will be for one-time employment termination benefits. The Company estimates that it will incur a total cash outlay related to these initiatives of approximately $15 million, with a cash payback period of roughly one and one half years.

A copy of the Company’s press release announcing these cost reduction initiatives is attached hereto as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

September 25, 2006	By:	/s/ Jonathan P. Mason

Name: Jonathan P. Mason
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release issued by Cabot Corporation on September 25, 2006 announcing cost reduction initiatives.